Exhibit 99.1

Contact:
Jayne Schmitt, Investor Relations
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
doug.coffey@udlp.com
(703) 312-6121

United Defense Reports First Quarter in Line With Expectations

ARLINGTON, VA, April 28, 2005 — United Defense Industries, Inc. (NYSE:UDI) today reported net income of $32.7 million resulting in earnings of $0.63 per share on a fully diluted basis for the first quarter ended March 31, 2005.

Net income decreased from $41.9 million or $0.78 per share on a fully diluted basis in the year-earlier quarter primarily due to the elimination of earnings from the company’s Turkish joint venture and to expenses for investment banking and consulting services in 2005 related to the pending merger with BAE Systems.

First-quarter revenue of $544.1 million was essentially flat compared with $547.1 in the first quarter of 2004. Lower Bradley upgrade sales due to timing of deliveries and lower FCS development work reflecting the completion in 2004 of the first phase of the Non-Line-Of-Sight Cannon program were offset by higher amphibious assault vehicle and M113 armored personnel carrier deliveries.

New orders in the quarter of $692.0 million included $160.0 million of additional Bradley work, $130.0 million in new Ship Repair and Maintenance orders and $80.0 million in additional FCS funding. The fully funded backlog at the end of the quarter increased to $2.3 billion.

“The numbers are in line with our expectations for the quarter,” said Tom Rabaut, President and CEO. “Growth in our Bradley business and our recently announced combat vehicle service support contract from Anniston Army Depot are positive signs for the future.”

United Defense reported free cash flow, defined as cash from operations less capital expenditures, of $4.9 million in the quarter. During the quarter the company paid a dividend of $6.4 million and repaid $13.0 million of debt.

About United Defense Industries, Inc.
United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies.

Forward Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward looking statements involve risks and uncertainties. All forward looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Conference Call
Listeners may access United Defense’s quarterly conference call live at 10:00 a.m. EST today over the Internet, through a link in the Investors section of United Defense’s Web site at http://www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/322-0079 or toll (International): 973/409-9258. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, you may access www.uniteddefense.com at any time beginning after 2:00 pm today through May 5, 2005 to listen to a replay of the Web cast or you may access the replay by dialing toll free 877/519-4471 and toll 973/341-3080. Access number is 5869947.

United Defense Industries, Inc.
Consolidated Statement of Earnings (Unaudited)
In Millions, Except Per Share Amounts

	3 mos. ended
	3/31/2005	3/31/2004
Revenues	$544.1	$547.1
Costs and expenses:
Cost of sales	(437.5)	(435.1)
Selling, general and administrative expenses	(40.6)	(38.7)
Merger related expenses	(4.1)	—
Research and development	(4.7)	(6.6)

Total expenses	(486.9)	(480.4)

Income from operations	57.2	66.7
Earnings related to investments in affiliates	—	5.8
Net interest expense	(4.8)	(5.5)

Income before income taxes	52.4	67.0
Provision for income taxes	(19.7)	(25.1)

Net income	$32.7	$41.9

Earnings per common share:
Basic	$0.64	$0.80

Diluted	$0.63	$0.78

Weighted average common shares
outstanding (in millions):
Basic	50.8	52.4

Diluted	51.9	53.4

Revenue by Program
Dollars in Millions

	3 mos. ended
	3/31/2005	3/31/2004
Defense Systems:
Bradley Family of Vehicles	$71.2	$112.4
Naval Ordnance	74.2	73.5
Vertical Launch Systems	28.6	28.8
Combat, Engineering and Recovery Vehicles	20.3	24.9
Future Combat Systems	44.8	67.4
Artillery Systems	29.5	27.2
Assault Amphibious Vehicles	42.8	7.0
Other	97.4	68.7

Total Defense Systems	$408.8	$409.9
Ship Repair and Maintenance	135.3	137.2

Total Revenue	$544.1	$547.1

Cash Flow

	3 mos. ended
	3/31/2005	3/31/2004
Net Cash from Operating Activities	$11.4	$32.9
Net Cash used in Investing Activities:
Net Capital Spending	(6.5)	(5.1)

Free Cash Flow	$4.9	$27.8
Purchase of Kaiser Compositek, Cercom, and Hawaii Shipyards	—	(45.8)
Purchase of Engineering Plastic Design, Inc.	(8.0)	—

Cash Flow	$(3.1)	$(18.0)